+---------------------------------------+  From:        CAVALIER HOMES, INC.
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|                                       |  Approved By: Jerry Wilson
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|                NEWS                   |
|                                       |  Subject:     Adoption of Rights Plan
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|                                       |
|                                       |  Contact:     Barry Donnell
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|                                       |
+---------------------------------------+  Release:     Immediate

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         WICHITA FALLS, TX, OCTOBER 23, 1996: Cavalier Homes,  Inc.(NYSE - CAV),
a producer of manufactured homes, announced today that its Board of Directors adopted a Stockholder Rights Plan in which rights will be distributed as a dividend at the rate of one Right for each share of common stock, par value $0.10 per share, held by stockholders of record as of the close of business on November 6, 1996. The Rights Plan is designed to deter coercive takeover tactics including the accumulation of shares in the open market or through private transactions and to prevent an acquiror from gaining control of Cavalier without offering a fair price to all of the Company's stockholders. Cavalier is not aware of any takeover attempts at this time. The Rights will expire on November 6, 2006.

Each Right initially will entitle stockholders to buy one unit of a share of preferred stock for $80. The Rights will be exercisable only if a person or group acquires beneficial ownership of 20% or more of Cavalier's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 20% or more of the Company's common stock.

If any person becomes the beneficial owner of 20% or more of Cavalier's common stock, then each Right not owned by a 20%-or-more stockholder or related parties will entitle its holder to purchase, at the Right's then current exercise price, shares of Cavalier's common stock (or, in certain circumstances as determined by the Board, cash, other property or other securities) having a value of twice the Right's then current exercise price. In addition, if after any person has become a 20%-or-more stockholder, Cavalier Homes is involved in a merger or other business combination transaction with another person in which Cavalier does not survive or in which its common stock is changed or exchange,or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then current exercise price, shares of common stock of such other person having a value of twice the Right's then current exercise price.

Cavalier will generally be entitled to redeem the Rights at $0.01 per Right at any time until 10 days (subject to extension) following a public announcement that a 20% position has been acquired.

Details of the Stockholder Rights Plan are outlined in a letter which will be mailed to all stockholders.

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Cavalier Homes, Inc.                                P.O. Box 5003
                                                    Wichita Falls, Texas   76307